Exhibit 99.1

lululemon Announces Appointment of Esi Eggleston Bracey to Board of Directors

Independent Director Brings More than 30 Years of Experience at Global Consumer Goods Companies

VANCOUVER, British Columbia – April 28, 2026 – lululemon athletica inc. (NASDAQ:LULU) today announced the appointment of Esi Eggleston Bracey, former Chief Growth & Marketing Officer of Unilever PLC, to its Board of Directors, effective immediately. With Ms. Bracey joining the Board, the company will have appointed six new independent directors in the last five years as part of the Board’s commitment to continued refreshment.

“Esi is a seasoned consumer and beauty industry executive whose career has combined brand creation, category transformation, global general management, and enterprise leadership across Unilever, Coty and Procter & Gamble,” said Marti Morfitt, Executive Chair of the Board. “We are confident in the impact she can make in bringing the breadth of her experience and expertise to lululemon’s Board.”

“I have always been drawn to brands that successfully bring together performance, style, and emotional connection, and lululemon sits right at the nexus of this combination,” said Esi Eggleston Bracey. “I am excited about joining my fellow directors on the Board and leveraging my experience to help in guiding lululemon forward in its next phase of growth and delivering long-term value creation.”

Ms. Bracey will stand for election at lululemon’s 2026 Annual Meeting of Shareholders in lieu of Shane Grant, who has notified the company that he does not intend to stand for re-election at the conclusion of his current term.

Ms. Morfitt added, “We are grateful to Shane for his meaningful contributions to the Board, including his global perspective and strong understanding of the consumer, which have helped inform and strengthen our strategies. On behalf of the Board, I would like to express our appreciation for his service as a director.”

Ms. Morfitt continued, “The Board continuously evaluates its composition to ensure we have the right mix of skills and experience for the future of the company. With the strength and expertise of our refreshed Board, Heidi O’Neill chosen as lululemon’s next CEO, and the outstanding team we have in place executing with focus and discipline, we are confident in the company’s ability to continue its forward motion and deliver value to our shareholders.”

About Esi Eggleston Bracey

Esi Eggleston Bracey most recently served as Chief Growth & Marketing Officer of Unilever PLC, where she led the global transformation of marketing across a portfolio of more than 400 brands. Prior to that role, she served as President, Unilever USA and CEO, Unilever Personal Care, North America, and as Executive Vice President and Chief Operating Officer, North America Beauty and Personal Care. Earlier in her career, Ms. Bracey held senior leadership roles at Coty Inc. and at Procter & Gamble. Ms. Bracey has served on the board of directors of Williams-Sonoma, Inc. since 2021 and previously served on the board of Six Flags Entertainment Corporation. She holds a bachelor’s degree in engineering sciences from Dartmouth College.

About lululemon

lululemon (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the Securities and Exchange Commission (the “SEC”), including Forms 10-K and 10-Q. We undertake no obligation to update any forward-looking statements.

Important Additional Information and Where to Find It

The company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the company’s stockholders for the company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Certain Information Regarding Participants in the Solicitation

The company, its directors and certain of its executive officers (Meghan Frank, Interim Co-CEO and Chief Financial Officer; André Maestrini, Interim Co-CEO, President, and Chief Commercial Officer; and Shannon Higginson, Chief Legal and Compliance Officer) are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the company’s stockholders in connection with the matters to be considered at the company’s 2026 annual meeting of stockholders. Information regarding the names of the company’s directors and executive officers and certain other individuals and their respective interests in the company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Executive Compensation,” “Executive Compensation Tables,” and “Principal Shareholders and Stock Ownership by Management” of the company’s proxy statement on Schedule 14A in connection with the 2025 annual meeting of stockholders, filed with the SEC on April 29, 2025 (available here). Supplemental information regarding the participants’ holdings of the company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on March 23, 2026 for Charles Bergh (available here); June 11, 2025, December 17, 2025, January 2, 2026, March 17, 2026, March 23, 2026, March 27, 2026, April 1, 2026, and April 2, 2026 for Meghan Frank (available here, here, here, here, here, here, here, and here); June 12, 2025 and March 23, 2026 for Shane Grant (available here and here); June 12, 2025 for Kathryn Henry (available here); June 12, 2025 for Teri List (available here); June 12, 2025 for Alison Loehnis (available here); December 17, 2025, March 17, 2026, March 23, 2026, March 27, 2026, April 1, 2026, April 2, 2026, and April 3, 2026 for André Maestrini (available here, here, here, here, here, here, and here); June 12, 2025 and March 23, 2026 for Isabel Mahe (available here and here); June 12, 2025 and March 23, 2026 for Jon McNeill (available here and here); June 12, 2025, December 18, 2025, and December 29, 2025 for Martha Morfitt (available here, here, and here); June 13, 2025 and March 23, 2026 for David Mussafer (available here and here); and June 12, 2025 for Emily White (available here). Such filings will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 annual meeting of stockholders, if and when they become available. These documents will be available free of charge as described above.

Investor Contact

lululemon athletica inc.

Howard Tubin

1-604-732-6124

or

ICR, Inc.

Joseph Teklits

1-203-682-8200

Media Contacts

lululemon athletica inc.

Madi Wallace

1-604-732-6124

or

Joele Frank, Wilkinson Brimmer Katcher

Leigh Parrish / Jed Repko

1-212-355-4449

3